SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 9, 2006

UNITED ENERGY CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-30841	22-3342379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Meadowlands Parkway #20, Secaucus, New Jersey 07094
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (800) 327-3456

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

          On March 18, 2005, we entered into a securities purchase agreement with two private investors with respect to the sale of shares of our common stock, a new Series A Convertible Preferred Stock (the “ Preferred Stock”) and warrants. The agreement provides for two types of units, designated as 20 Series A units and 42 Series B units, and for several closings. Each Series A unit consisted of 100,000 shares of our common stock and warrants to purchase 50,000 shares of common stock. Each Series B unit consisted of ten shares of Preferred Stock and warrants to purchase 40,000 shares of common stock. Each share of Preferred Stock is convertible into 80,000 shares of common stock at a conversion price of $1.00 per share, and the warrants are exercisable at an exercise price of $1.00 per share. We filed a Current Report on Form 8-K on March 23, 2005 describing the agreement and attaching a copy of the agreement and related documents.

          Subsequently, on January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement with the investors. We filed a Current Report on 8-K on January 27, 2006 describing the first amendment and attaching a copy of the amendment. Prior to March 9, 2006, we had sold all of the 20 Series A units.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement with the investors. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of Preferred Stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the Preferred Stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of Preferred Stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the Preferred Stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock.

          We also entered into a registration rights agreement with such investor pursuant to which we must file a registration statement with the Securities and Exchange Commission by May 10, 2006 and use our best efforts to have the registration statement declared effective as soon as possible. The registration statement will cover the resale of shares of common stock issuable upon the exercise of the Series C Warrant.

Item 3.03	Material Modification of Rights of Security Holders.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

          As discussed above, the Certificate of Designations for the Preferred Stock provides that the Preferred Stock is convertible into shares of common stock at a conversion price of $1.00. The holders of the Preferred Stock also are entitled to receive cash dividends at a rate of 6.0% of the Stated Value of $8,000 per annum, payable on each June 30 and December 30. At the option of the holder, such dividends may be paid in shares of common stock at the then applicable conversion price.

          The Preferred Stock ranks senior to our common stock in the event of any liquidation, dissolution and winding up of the company. In the event of any such liquidation, dissolution or winding up, the holders of the Preferred Stock are entitled a to receive from available funds the Stated Value and all accrued but unpaid dividends, and thereafter entitled to participate in distribution to holders of the common stock.

          The holders of the Preferred Stock have no voting rights except as required by law, provided, in the event we fail to have gross revenues of at least $5,000,000 for the six months ended September 30, 2006 or we are in material breach of the agreements with the investors, and so long as the investors hold an aggregate of 1,500,000 shares of common stock issued or issuable pursuant to the purchase agreement, including issuable upon exercise or conversion of the Preferred Stock and the warrants, the holders of the Preferred Stock have the right, at their option, to elect a majority of our board of directors.

          In addition, pursuant to the Second Amendment, we amended our by-laws by adding a new article opting-out of Nevada’s takeover bid provisions in accordance with Section 78.378 of Nevada Revised Statutes.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:

3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
3.2	New Article V of the Bylaws
10.1	Second Amendment to Securities Purchase Agreement, dated as of March 9, 2006
10.2	Registration Rights Agreement, dated as of March 9, 2006
10.3	Form of Series B Warrant (filed as Exhibit 10.3 to the Company’s Current Report of Form 8-K filed on March 23, 2005, and incorporated herein by reference).
10.4	Form of Series C Warrant

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Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2006

UNITED ENERGY CORP.

/s/ Brian King

Name:	Brian King
Title:	Chief Executive Officer

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